UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 29, 2008

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2008, William H. Walker, Jr. informed members of the Board of Directors (the “Board”) of Evergreen Energy Inc. (the “Company”) of his resignation as a member of the Board effective immediately.  Mr. Walker served as the non-executive Chairman of the Board since April 2008, and a member of the executive, audit, finance, compensation and governance and nominating committees since May 2008.  The Company believes the reason Mr. Walker resigned is because he was displeased with the focus and pace of progress at Evergreen.

The Company has provided Mr. Walker with a copy of this document and offered him the opportunity to furnish the Company, as promptly as possible, with a letter addressed to the Company stating whether or not he agrees with the Company’s statements herein and, if not, stating the respects in which he does not agree.  A copy of the letter provided by Mr. Walker in response to this disclosure, if any, will be filed with an amendment to this Current Report on Form 8-K after receipt by the Company.

Although Mr. Walker did not provide a written letter of resignation and has not provided a letter in response to this disclosure, he stated "although I am displeased with the lack of focus and pace of progress at Evergreen, I intend to maintain my equity position as I believe the economic and environmental benefits of K-Fuel® and C-Lock™ will ultimately be realized by the markets."

While Board members agree with Mr. Walker that more progress on K-Fuel® production is needed, he did not offer a plan to the Board.  Robert J. Clark, a current director, will assume the position of non-executive Chairman of the Board, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: November 3, 2008	By: /s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer